EXHIBIT 99.1

Houston, Texas
28 November 2007

FOR IMMEDIATE RELEASE

EARNINGS-

Atwood Oceanics, Inc., (NYSE: ATW), Houston-based International Drilling Contractor, announced today that the Company earned net income of $54,149,000 or $1.69 per diluted share, on revenues of $121,604,000 for the quarter ended September 30, 2007, compared to net income of $23,179,000 or $0.74 per diluted share, on revenues of $81,817,000 for the quarter ended September 30, 2006. For the fiscal year ended September 30, 2007, the Company earned net income of $139,024,000 or $4.37 per diluted share, on revenues of $403,037,000 compared to net income of $86,122,000 or $2.74 per diluted share, on revenues of $276,625,000 for the fiscal year ended September 30, 2006.

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,
	2007	2006

Revenues	$ 121,604,000	$ 81,817,000
Income before Income Taxes	61,309,000	27,885,000
(Provision) Benefit for Income Taxes	(7,160,000)	(4,706,000)
Net Income	54,149,000	23,179,000
Earnings per Common Share -
Basic	1.71	0.75
Diluted	1.69	0.74
Weighted Average Shares
Outstanding -
Basic	31,673,000	31,044,000
Diluted	32,099,000	31,534,000

	FOR THE FISCAL YEAR ENDED SEPTEMBER 30,
	2007	2006

Revenues	$ 403,037,000	$ 276,625,000
Income before Income Taxes	159,959,000	91,836,000
(Provision) Benefit for Income Taxes	(20,935,000)	(5,714,000)
Net Income	139,024,000	86,122,000
Earnings per Common Share -
Basic	4.44	2.78
Diluted	4.37	2.74
Weighted Average Shares
Outstanding -
Basic	31,343,000	30,936,000
Diluted	31,814,000	31,442,000

NEW CONTRACT AWARDED TO ATWOOD SOUTHERN CROSS -

      ATWOOD OCEANICS, INC. also announced that the ATWOOD SOUTHERN CROSS, owned and operated by our wholly owned subsidiary Atwood Oceanics Pacific Limited, has been awarded a contract by ENI Spa AGIP Exploration & Production Division (“ENI”) to drill two (2) wells plus options for two (2) additional wells. The contract provides for an operating dayrate of $406,000. The drilling of the two (2) firm wells is estimated to take one hundred-fifty (150) days to complete and if both option wells are drilled, the contract could extend another ninety (90) days. This contract will commence immediately upon the rig completing its current contract commitments with Melrose Resources and Turkiye Petrolleri A.O. (“TPAO”) (estimated February 2008). The contract provides that ENI will provide the tow vessel to move the rig to its drilling site and pay a dayrate of $365,000 during the mobilization period (estimated ten (10) days), as well as pay a dayrate of $395,000 while the rig is being certified by Italian authorities (estimated ten (10) days) prior to commencing drilling operations.

                                                  Contact: Jim Holland

(281) 749-7804